Exhibit 10.1

June 18, 2018

Barbara J. Runyon

[**]

Dear Barb:

On behalf of Gentherm Incorporated, I am very excited to present to you an offer of employment for the position of Senior Vice-President and Chief Human Resources Officer. In this position you would be part of Gentherm’s Executive Committee and report directly to me. Your compensation package would be as set forth in the attached term sheet.

I believe that you would find this role to be exciting, challenging and rewarding. The entire leadership team is thrilled at the prospect of you joining our Company.

As with all positions at Gentherm, the following conditions apply: (1) you would be permitted to begin employment with the Company only after you provide required documentation verifying your identity and employment eligibility in the United States, (2) your employment is contingent upon successfully passing a pre-employment drug test and background check, (3) your employment would be “at-will” and terminable at any time for any reason, and (4) you would be required to sign the attached Confidential Information and Inventions Assignment Agreement.

Please contact me should you have any questions; otherwise, your signature below will confirm your acceptance the terms of this offer. Please return a signed copy to Ken Phillips via email (ken.phillips@gentherm.com).

I am looking forward with great anticipation to working with you!

Sincerely,

Phillip M. Eyler

President and Chief Executive Officer

cc: Kenneth J. Phillips

AGREED TO AND ACCEPTED BY:

/s/ Barbara J. Runyon6/21/18

Barbara J. RunyonDate

21680 Haggerty Road Northville MI 48167

P 1.248.513.8611 F 1.248.504.0480 www.gentherm.com

COMPENSATION TERM SHEET

Barbara J. Runyon

Attachment to Offer Letter Dated: June 18, 2018

POSITION
Position	Senior Vice-President and Chief Human Resources Officer
Primary Work Location	Gentherm’s Northville, Michigan World Headquarters
DIRECT COMPENSATION
Salary	Annual salary of $370,000 per year (paid semi-monthly)
Bonus Program

The position has a 50% target bonus under the Gentherm Performance Bonus Plan (prorated in 2018 to reflect the partial year). Under such bonus plan, your bonus will be based on a combination of (i) achievement of individual goals agreed to by you and your supervisor and (ii) the Company’s achievement of its financial goals, in all cases subject to approval by the Compensation Committee of the Gentherm Board of Directors.

Signing and Retention Bonus

You will be entitled to receive a signing and retention bonus totaling $250,000 paid as follows:

$125,000 will be paid with your first paycheck. This bonus must be repaid if you voluntarily terminate your employment within the first year

$125,000 will be paid on the first anniversary of your start date

Equity Compensation

You would receive an equity compensation grant having an award date value of $400,000. This amount, divided by Gentherm’s 10-trading day average stock price on the day you start, will determine the number of restricted stock units (RSUs) that you would receive. 60% of these RSUs would vested based on the company financial measures over the following three years and 40% would vest equally over the first three years of your employment without performance conditions. The performance-based RSUs may vest anywhere from 0-200% of target. Future equity grants are at the discretion of the Board.

Company Vehicle

You will be entitled to full time use of a Company-owned vehicle. The personal use of such vehicle will be a taxable benefit to you. In view of your recent vehicle purchase, you may elect to receive $1,200 per month (subject to required tax withholdings) as a vehicle allowance in lieu of the company vehicle benefit.

Severance

If your employment with the Company is terminated during the first year of your employment by the Company without Cause (as defined below), you will be entitled to six months’ base salary as full and complete severance, conditioned upon your execution of a general release in a form requested by the Company. Following the first year of employment, you will be subject to the Company’s severance policy in effect at the time, if any. For purposes of this paragraph, “Cause” means the Company’s good faith determination that you have engaged in any of the following: (i) conduct that injures the business or reputation of the Company; (ii) gross negligence or willful misconduct in the performance of duties assigned to you; (iii) a violation of safety, harassment, or discrimination policies; (iv) a material breach of a material term of any agreement between you and the Company; and/or (v) failure to complete reasonably requested tasks within 14 days after written notice by your supervisor of such failure.

Technology	The Company will provide you with a mobile phone, laptop computer, iPad and appropriate other technology accessories.
Start Date	August 2018. Actual start date to be discussed.
EMPLOYEE BENEFITS
Term Life Insurance/ADD - Company paid	150% of annual salary provided by Gentherm in accordance with the group benefit plan offered to other similarly-situated Gentherm employees.
Short Term/Long Term Disability - Company paid	Provided by Gentherm in accordance with the group benefit plan offered to other similarly-situated Gentherm employees
Vacation	Four weeks per year
Sick Leave	One week per year
Paid Holidays	In accordance with Gentherm’s Northville location holiday schedule (15 total holidays in 2018)
Medical / Dental / Vision / Flexible Spending Account	All in accordance with the group benefit plan offered to similarly situated Gentherm employees. Details will be provided to you on your first day of employment, unless you require information sooner.
401(k) Retirement Savings Plan	Automatic enrollment at 6% unless opted out. Voluntary participation for amounts above 6%. Current Company discretionary match is dollar for dollar for first 4%.